Exhibit 99.1

P. O. Box 965, Valley Forge, PA 19482    (610) 337-7000

Contact:	610-337-7000	For Immediate Release:
	Will Ruthrauff, ext. 6571	February 6, 2017
Shelly Oates, ext. 3202

AmeriGas Partners, L.P. to Issue Notes

VALLEY FORGE, Pa.— AmeriGas Partners, L.P. (NYSE: APU) (“AmeriGas Partners”) announced today that it and its wholly owned subsidiary, AmeriGas Finance Corp. (the “Co-Issuer”), intend to offer, subject to market and other conditions, $525,000,000 in aggregate principal amount of senior notes due 2027 in a registered public offering. The net proceeds from the offering will be used to finance AmeriGas Partners’ tender offer for any and all of the outstanding 7.00% Senior Notes due 2022 and any remaining net proceeds will be used for general business purposes.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers for the notes offering.

This offering is being made under an effective shelf registration statement filed with the U.S. Securities and Exchange Commission, and this offering is being made only by means of a prospectus supplement for this offering and a related base prospectus dated June 20, 2016. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Copies of the prospectus supplement and the related base prospectus may also be obtained by contacting: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling 866-803-9204.

This announcement is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any note in any jurisdiction in which such an offer or solicitation, or the sale of these notes, would be unlawful without registration or qualification under the securities laws of such jurisdiction.

About AmeriGas Partners

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.9 million residential, commercial, industrial, agricultural, wholesale and motor fuel customers in all 50 states from approximately 1,900 propane distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners and the public owns the remaining 74%.

AmeriGas Partners, L.P. to Issue Notes	Page 2

Forward-Looking Statements

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas Partners’ Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, political, economic and regulatory conditions in the U.S. and abroad, our ability to successfully integrate acquisitions and achieve anticipated synergies, and the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack. AmeriGas Partners undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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